EXHIBIT 10.4

                    IP PURCHASE AND SALE AGREEMENT - FREE DA
                    ----------------------------------------

  THIS AGREEMENT is made effective as of the date set forth below the signatures of the parties (the "Effective Date")
BETWEEN:

                                668158 B.C. LTD.,
                           a British Columbia company,
                     having an office at 17482 60th Avenue,
                        Surrey, British Columbia, V3S 1T8
                        (hereinafter called the" Vendor")
                                                               OF THE FIRST PART
AND:
                        FREE DA CONNECTION SERVICES INC.,
                      a British Columbia company, having an
                   office at Suite 301 - 1540 Oak Bay Avenue,
                       Victoria, British Columbia, V8R 1B2
                      (hereinafter called the "Purchaser")
                                                              OF THE SECOND PART

WHEREAS:

A. the Vendor is the owner of Technology and Intellectual Property Rights (as defined herein) relating to the provision of directory assistance services and as further defined in section 1.1(f);

B. the Vendor has agreed to sell to the Purchaser the Technology and Intellectual Property Rights on the terms and conditions set out herein and further agrees to transfer right and full title to the Technology and Intellectual Property upon the execution of this agreement;

C. the Vendor is the holder and owner of the Technology and Intellectual Property and has full right and title to transfer said technology to the Purchaser unencumbered;

D. at the time of making this Agreement, the Technology and Intellectual Property Rights are intermingled with other intellectual property owned by the Vendor which is not being sold to the Purchaser;

E. for the purpose of separating out the Technology and Intellectual Property Rights, the Purchaser agrees to have the Vendor's selected patent counsel prepare and file certain Divisional Applications in accordance with the terms of this Agreement and will transfer the Divisional filings to the Vendor according to this Agreement and at the expense of the Purchaser;

     THEREFORE this Agreement witnesses that in consideration of the covenants, promises and agreements set forth herein, the adequacy and delivery of which consideration is hereby acknowledged by the parties, the parties agree as follows:

1.     DEFINITIONS
1.1 In this Agreement (including the recitals), the following terms shall have the meanings given to them below:

(a) "Gross Revenue" means all revenues, receipts, royalties and other money earned, collected or received, whether for cash or credit or by way of any benefit, advantage or concession, and as reported in the annual 10KSB as filed with the SEC by Purchaser.

(b) "Confidential Information" means any or all information, knowledge, data, know-how, material or property with respect to a party, the Technology, the Intellectual Property Rights, Improvements or Services of such party (the "Discloser"), which the other party (the "Recipient") may acquire during the performance of its obligations hereunder, whether or not designated as confidential or proprietary, including without limitation, all trade secrets, inventions, ideas, concepts, improvements, developments, technical data, test results, designs, blueprints, drawings, operations, techniques, instructions, material in which the Discloser has copyright, computer programs and all documentation related thereto, business plans and procedures, price lists, customer lists, contracts, all information concerning suppliers and customers, financial and bookkeeping records and personnel records, but excluding information which:

     (i) is now or later becomes readily available to the public through no fault of the Recipient,

     (ii) the Recipient can prove was obtained from a third party lawfully in possession of such information and who does not have any confidentiality obligation to the Discloser, or

     (iii) the Recipient can prove was in the Recipient's possession prior to receipt from the Discloser and did not originate from the Discloser;

(c)     "Consent"  means  prior  written  consent;

(d) "Divisional Application" or "Divisional" means a patent application filed as a divisional of a pending patent application;

(e) "Effective Date" has the meaning set out in the first page of this Agreement;

(f) "Field" means the provision of products and services to companies that service customers obtaining information through means such as telephones or similar devices such as mobile telephones, PDAs, or computers using VOIP, and including the delivery of Directory Assistance with or without charge to the consumer and location based services through the previously described means;

(g) "Improvements" means any and all ideas, inventions, improvements, discoveries, developments, trade secrets, data and design rights and other forms of intellectual property made, conceived, or actually or constructively reduced to practice which are derived or arise from the Technology and which relate to the Field, which either party may do, get or acquire;

(h)     "Intellectual  Property  Rights"  means:

     (i) the patent applications and patents issuing therefrom in the world during the term of this Agreement which cover the Technology and which are owned prior to the execution of this agreement by the Vendor and upon execution of this agreement are being acquired by the Purchaser; and

     (ii) any improvements, continuations, renewals, reissues, extensions, revisions, substitutions, confirmations, registrations or revalidations of the foregoing and any patents of additions or patents of importation based on any of said patents that cover the Technology;

(i)     "Technology"  has  the  meaning  set  out  in  Schedule  "A";

(j) "Percentage of Gross Revenue Fees" means the amount payable by Purchaser to Vendor pursuant to Section 4.1;

(k) "Services" means the provision of directory assistance services and other such services as may be applicable, or as may be contemplated to be delivered by the Purchaser in the Field;

(l) "License" means any agreement or arrangement by which the Purchaser grants a person a right, or permits a person to use the Technology in the Territory to provide Services;

(m) "Term" means the period commencing on the Effective Date and remaining in effect until January 8, 2010 unless earlier terminated or concluded pursuant to this Agreement;

(n)     "Territory"  means  every  jurisdiction  in  the  world;

(o) "ViaVis Transaction" means the transaction described in Schedules "B", "C", "D", "E" and "F";

1.2     The  Schedules  to  this  Agreement  are  as  follows:
     A  -  Technology
     B  -  ViaVis  Transaction.
     C  -  Purchased  Hardware  Assets
     D  -  Purchased  Software  Assets
     E  -  Assumed  Debts
     F - Residual Intellectual Property and table of inventions to be filed in the Divisional filings

1.3 All dollar amounts referred to in this Agreement are in lawful funds of the United States of America, unless otherwise indicated.

2.     SALE

2.1 The Vendor hereby sells and transfers to the Purchaser the Technology and Intellectual Property Rights on the date of the execution of this agreement and on the terms and conditions set out hereunder.

3.     LICENSES

3.1 Prior to the Purchaser paying the maximum consideration due under the agreement, the Purchaser may License the rights and licenses granted to it in this Agreement only in accordance with Section 18 hereunder.

4.     CONSIDERATION

4.1 As consideration for the sale under Section 2 hereof, the Purchaser shall during the Term pay the following Percentage of Gross Revenue Fees to Vendor as follows:

(a)  The  Purchaser  will pay to the Vendor a consideration in the amount of two
(2) percent of the gross sales of any products that the Company sells using the Technology and Intellectual Property rights that have been transferred herein. An annual minimum Percentage of Gross Revenue Fees shall be paid to the Vendor in the amount of US $25,000.00, and shall be due and payable on the 10th day of January for each year in the Term commencing January 10th, 2006. If the Gross Revenue reported in the Purchaser's annual 10KSB filing is under one million US dollars ($1,000,000.00) then the minimum Percentage of Gross Revenue Fees will be due and payable to the Vendor. Any amounts paid pursuant to the Percentage of Gross Revenues in a particular year prior to January 10th of such year will be deducted from the annual minimum Percentage of Gross Revenue Fees due for such year.

The Percentage of Gross Revenue Fees shall be paid in instalments to Vendor as follows:

     (i) By not later than one (1) week after the filing of its 10KSB and its acceptance by the SEC, the Purchaser will pay to the Vendor within a non-refundable Percentage of Gross Revenue Fee equal to two percent (2.0%) of the Gross Revenue of the Purchaser as defined in (a) above.

No further Percentage of Gross Revenue Fees shall be payable by the Purchaser to the Vendor when the Purchaser has paid to the Vendor a total maximum sum of US $500,000.00 in such Percentage of Gross Revenues Fees. At which time all title and assignments shall have been made in full by the Vendor to the Purchaser.

4.2 The Purchaser shall keep full, accurate and complete records and books of account showing the Gross Revenue in detail. The Vendor shall during normal business hours and upon reasonable notice have the right to inspect such books and records to verify the correctness of the Gross Revenue collected in each fiscal year. In the event of termination of this Agreement for any reason, Vendor shall have the right to inspect such records and books for a period of one year from the date of termination.

4.3 Percentage of Gross Revenue Fees payments shall be paid by money order, bank draft or certified cheque drawn on a Canadian chartered bank or by wire transfer to the account of the Vendor at Scotiabank, or such other account as the Vendor may from time to time give written notice of to the Purchaser. If a payment is due on a non-business day, then the Purchaser shall make such payment on the immediately following business day.

4.4 In the event of any License granted by the Purchaser, the Purchaser shall require any licensees to keep similar accounts and records as may be required of the Purchaser hereunder. The Purchaser shall retain such accounts and records for at least five years after the date upon which they were made and shall permit any duly authorized representative of the Vendor to inspect and audit such accounts and records during normal business hours and upon reasonable notice at the Vendor's expense, not more frequently than once in each calendar quarter. The Purchaser shall co-operate with the Vendor or its designated representative as may be reasonably necessary to enable the verification of the reports of the Purchaser and will permit such representative to take copies of or extracts from such accounts and records. If any such audit discloses that the actual amount of Gross Revenue collected is greater by 5% or more than that disclosed by the report furnished by the Purchaser, then, the Purchaser shall pay to the Vendor the cost of such audit within 5 days after completion of the audit.

4.5 Purchaser shall not be entitled to set off any amounts due or alleged due from Vendor to Purchaser against amounts due from Purchaser to Vendor. Purchaser may not, on grounds of the alleged non-performance of Vendor of any of its obligations under this Agreement or otherwise, withhold payment of any Percentage of Gross Revenue Fees or other amounts due to Vendor, except if the Technology and Intellectual Property Rights is challenged and found not to be the sole property of the Vendor by a court of competent jurisdiction.

5.     IMPROVEMENTS

5.1 The Purchaser acknowledges that the Technology may be, in whole or in part, a work in progress and subject to further modifications and changes.

5.2 Nothing contained in this Agreement shall affect the Vendor's or the Purchaser's freedom to make Improvements. Except as otherwise provided herein, Improvements, whether made by the Vendor or by the Purchaser, will be the sole property of the Purchaser and the Vendor hereby assigns all right, title and interest in such Improvements to the Purchaser, and waives any moral rights that it might have in respect thereof. The Vendor and the Purchaser will execute any documents reasonably required to effect and record such assignment of the Improvements. If on termination of this Agreement, the Purchaser has not paid the Percentage of Gross Revenue Fees as provided for in this agreement, the Purchaser, at the Vendor's option, will assign all of its right, title and interest in each Improvement to Vendor in consideration of the sum reasonably spent by the Purchaser to develop such Improvements, as recorded in the Purchaser's log related to such Improvement. Purchaser will not assign or encumber its title in the Improvements in any way prior to the termination or completion of this Agreement.

6     PATENT  APPLICATIONS  AND  REGISTRATIONS  AND  COSTS

6.1 The Purchaser and Vendor agree mutually to maintain the Intellectual Property Rights related to the Technology. Further the Purchaser agrees to pay all costs associated with the maintenance of said Intellectual Property Rights.

6.2 The Purchaser acknowledges that the Intellectual Property Rights include patent applications covering inventions that may be excluded from the Technology. The Purchaser agrees that once it has received two million dollars (US $2,000,000.00) in equity or debt financing, to deposit with patent counsel of Vendor's choosing the sum of fifty thousand ($50,000.00) Canadian Dollars for the filings of Divisional Applications in each jurisdiction corresponding to the Intellectual Property Rights. The Vendor, in cooperation with the Purchaser, will direct the preparation and prosecution of such Divisional Applications and the Purchaser will pay all costs associated with doing so. Vendor will not include claims in a Divisional that relate solely to the Field, but the parties acknowledge that a Divisional may have claims that cover technology or activities both inside and outside of the Field. In such a case, Vendor will provide Purchaser a waiver that Vendor and its successors and assigns will not use such Divisional in a claim against Purchaser or its licensees for any technology or activities within the Field. If Purchaser elects to abandon a pending patent application in a jurisdiction prior to the filing of a Divisional in such jurisdiction, Purchaser will assign such application to Vendor at least two weeks prior to the date of abandonment. If Purchaser elects not to file an application in a particular jurisdiction, Vendor may do so at Vendor's expense.

6.3 The Purchaser will assign all of its right, title and interest in all Divisional Applications filed pursuant to this Agreement at the time they are filed, provided that the Vendor is not in breach of any of the terms of this Agreement. The Purchaser agrees to execute a conditional assignment or security interest in the Intellectual Property Rights to the Vendor, in the form acceptable to Vendor, except for a UCC1 form, assigning all of its right, title and interest in the Intellectual Property Rights to the Vendor should the Purchaser breach the terms of this Agreement, have a receiving order made against it or have a receiver appointed to continue its operations, or passes a resolution for winding up, or commits an act of bankruptcy. The Vendor may file such conditional assignments or security interests with the appropriate patent offices relating to the Intellectual Property Rights.

6.4 If the Purchaser has paid the Percentage of Gross Revenue Fees to Vendor in accordance with this agreement and Divisionals have been filed in each jurisdiction covered by the Intellectual Property Rights and the Purchaser is not otherwise in breach of any of the terms of this Agreement, the Vendor will cancel and release any security interests it may hold with respect to the Technology and Intellectual Property as described herein. The Purchaser will grant a perpetual, royalty free, non-exclusive license to the Vendor to use, make and sell the subject matter of Intellectual Property Rights outside of the Field. The Purchaser agrees not to encumber, attach, or otherwise pledge the rights, ownership or security interest on or of the Intellectual Property Rights in any way until the Vendor has cancelled and released the security interests Vendor holds therein.

6.5 The Vendor agrees to forward to the Purchaser an advance copy of each Divisional contemplated by Section 6.2 (a "New Divisional Application") and which the Vendor or the Purchaser's counsel proposes to file at least 7 days prior to the date such Divisional is to be filed. The Purchaser shall have right to review each New Divisional Application and to offer its comments and suggestions to the Vendor within 3 days of its receipt of the New Divisional Application. The Vendor agrees to take into account any reasonable comments and suggestions made by the.

6.6 The Vendor also agrees to promptly forward to the Purchaser a copy of all correspondence (including issued patents) received from patent offices that in any way relates to the Divisionals ("Patent Office Correspondence"). The Vendor shall use its best efforts to provide to the Purchaser a copy of the intended response for review, comment and suggestion at least 15 days prior to filing a response to Patent Office Correspondence. The Purchaser shall provide any comments and suggestions to the Vendor within 7 days of its receipt of the intended response. The Vendor agrees to take into account any reasonable comments and suggestions made by the Purchaser.

6.7 (1) If any party to this Agreement gains knowledge of any potential or actual infringement of any of Intellectual Property Rights in the Technology, that party shall promptly transmit such knowledge to the other party, and the Purchaser shall be entitled, but shall not be bound, to commence legal action to prevent infringement or further infringement and may prosecute the action. The Purchaser may add the Vendor as a party to any such action, in which case the Purchaser will pay all expenses of the Vendor incurred in such action as and when due. The Purchaser covenants with the Vendor and the Vendor covenants with the Purchaser to cooperate with each other in the prosecution of any such action. In the event that the Purchaser determines not to commence any such action, the Vendor may do so, at its own expense.
(2) Any proceeds of settlement or recovery of damages or other proceeds from each such action shall be paid to the party bearing the cost of the action.

6.8 If any action is instituted against either party, to declare as invalid any Intellectual Property, then that party shall promptly advise the other and send copies of all material received to the other party. The Vendor shall be entitled but shall not be bound, to defend at its own cost every such action. If the Vendor shall decide not to defend any such action, then it shall so advise the Purchaser who may defend at its own cost the action. The Purchaser shall promptly send to the Vendor, and the Vendor shall send to the Purchaser all pleadings and other material documents to such action, and shall report to each other on the status upon reasonable request from the other.

6.9 Nothing in this Agreement shall be construed as a warranty or representation by the Vendor that any patents will be granted with respect to any of the Technology.

7.     CONFIDENTIALITY  AND  NON-COMPETITION

7.1 Each party recognizes and agrees that all Confidential Information constitutes confidential and valuable information proprietary of the other party. Each party agrees that it will treat all of the other party's Confidential Information as confidential, will not use it in an unauthorized way nor disclose it in any form to any person. Each party will take such steps as required to ensure the other party's Confidential Information is disclosed only to such of the first party's servants, agents and employees who have a need to know, and to prevent disclosure by its servants, agents and employees of any Confidential Information, including without limitation requiring each to execute an agreement regarding the confidentiality and non-disclosure of such Confidential Information. Copies of such agreements will be provided to either party, at such party's request. The obligations of each party regarding the Confidential Information shall survive the termination of this Agreement for any reason.

7.2 The Purchaser agrees that it will not, without the Consent of the Vendor, directly or indirectly, either as principal, agent, employee, employer, stockholder, partner or in any other capacity, manufacture, market or sell or assist any other person, firm or corporation to manufacture, market or sell any service that, in the opinion of the Vendor acting reasonably, competes with the Technology or to file a patent application for an Improvement without notice to the Vendor, during the term of this Agreement or until such time as the terms and conditions of this agreement have been met in full by the Purchaser.

7.3 The Vendor agrees that it will not, without the Consent of the Purchaser, directly or indirectly, either as principal, agent, employee, employer, stockholder, partner or in any other capacity, manufacture, market or sell or assist any other person, firm or corporation to manufacture, market or sell any service that, in the opinion of the Purchaser acting reasonably, competes with the Technology or the business of the Purchaser or to file a patent application for and Improvement without notice to the Purchaser, during the term of this Agreement and for 12 calendar months after the termination of this Agreement only if this Agreement is not terminated pursuant to Section 9.2.

7.4 Each party confirms that all restrictions in Sections 7.1 7.2 and 7.3 are reasonable and valid and all defences to the strict enforcement thereof are hereby waived. The parties to the Agreement recognize that a breach of any of the covenants contained in this Article 7 would result in damages in respect of which the parties may not adequately be compensated for such damages by monetary award. Accordingly, the parties agree that in the event of any such breach, in addition to all other remedies available at law or in equity, the party not in breach shall be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement or to terminate any breach of thereof.

7.5 Each party shall have the right to disclose that the Purchaser is the purchaser of the Technology, but may not disclose any other terms of this Agreement without the Consent of the other, not to be unreasonably withheld, except that either party may disclose the terms and conditions of this Agreement to its potential financiers, investors and joint venture partners, provided that the party first obtains a written agreement from each such proposed disclosee whereby the disclosee agrees to keep all terms and conditions of this Agreement disclosed confidential. The party shall send to the other party a copy of each such agreement with disclosees within 10 days after execution.

7.6 The Purchaser acknowledges that the patent applications filed by the Vendor may include Confidential Information and consents to the disclosure of such Confidential Information for the purpose of preparation, prosecution and publication of a patent application.

8.     REPRESENTATIONS,  WARRANTIES  AND  COVENANTS

8.1     The  Vendor  represents,  warrants  and  covenants  that:

(a) The Vendor is the owner of patent applications in good standing relating to the Technology;

(b) The Vendor has the right to grant the rights, licenses and assurances granted by it in this Agreement;

(c) The Vendor by this Agreement will transfer to the Purchaser a good, safe holding and marketable title to the Technology and Intellectual Property sold hereunder;

(d) The Vendor is not aware of any claims that the Technology as used in the Field infringes the patents or any other intellectual property right of a third party;

(e) The Vendor has taken all necessary steps including the passage of all necessary resolutions of the Vendor to enter into and give effect to the terms of this Agreement, and will provide proof thereof to the Purchaser upon its written request therefor.

8.2     The  Purchaser  represents  warrants  and  covenants  that:

(a) The Board of Directors of the Purchaser have passed a resolution approving that the Purchaser enter into this Agreement and will provide a copy of such resolution to the Vendor within 5 days of the Effective Date;

(b) The Purchaser is duly incorporated, in good standing, and has the right and authority to enter into this Agreement; and

8.3 The Purchaser expressly understands and agrees that it's use of the Services and Technology is at its own risk, subject only to the warranties of the Vendor herein set forth. The Technology is provided on an "as is" and "as available" basis. The Vendor makes no other warranties or representations, including, but not limited to, express or implied warranties that the Technology will meet the Purchaser's requirements, will be error-free, or as to the quality of the Services except as otherwise provided herein. The Purchaser will not directly or indirectly oppose any application by the Vendor to obtain any patent protection from a Divisional, and the Purchaser will not directly or indirectly contests the validity, ownership or enforceability of a Divisional or a patent issuing therefrom.

9.     TERM  AND  TERMINATION

9.1 This Agreement shall commence on the Effective Date and continue for the Term unless terminated on notice by the Vendor on the occurrence of any event set out in Section 9.2.

9.2 This Agreement may be terminated immediately by the Vendor by written notice to Purchaser if:

(a) the Purchaser fails to make any payment under this Agreement when due, and fails to remedy the default within thirty (30) business days from notice in writing from the Vendor;

(b)  the  Purchaser  is  in  breach  of  the  provisions  of  Article  7;

(c) the Purchaser is in breach of any other covenant or obligation to be observed or performed under this Agreement and such breach is not remedied within thirty 30 business days after notice in writing thereof from the Vendor;

(d) the Purchaser directly or indirectly opposes any application by the Vendor to obtain any patent protection from a Divisional , or the Purchaser directly or indirectly contests the validity, ownership or enforceability of a Divisional or a patent issuing therefrom;

(e) the Purchaser has a receiving order made against it or has a receiver appointed to continue its operations, or passes a resolution for winding up, or takes the benefit of any statute for the time being in force relating to the bankrupt or insolvent debtors or to the orderly payment of debts, or commits an act of bankruptcy;

9.3 Any termination under this Article 9 shall be without prejudice to any of the rights or remedies of a party which arise prior to the time of such termination.

10.     EFFECT  OF  TERMINATION

10.1 Upon the termination of this Agreement for any reason, if the Purchaser has commenced providing Services related to the Technology:

(a) the Purchaser shall cease to provide any Services relating to the Technology within 15 days from the date on which this Agreement is terminated ("Date of Termination");

(b) the Purchaser shall deliver or cause to be delivered to the Vendor a report within 30 days after the Date of Termination. Such report shall specify, in or on such terms as the Vendor may in its sole discretion require acting reasonably, the amounts due to the Purchaser from creditors as of the Date of Termination. Section 4 shall apply to such report and related accounts and records.

10.2     Upon  the  termination  of  this  Agreement  for  any  reason:

(a) the Purchaser shall cease to use the Technology and Improvements, and, subject only to Section 10.1, shall cease to manufacture, market and sell Services relating to the Technology;

(b) the Purchaser shall, except as required to be retained by law, at its expense, immediately return to the Vendor all documents and material containing Confidential Information or any information with respect to any of the Technology and shall confirm in writing to Vendor that all such documents and material have been so returned;

(c) the Purchaser shall assign and transfer to the Vendor all Licenses granted by the Purchaser;

(d) the Purchaser shall cease to identify itself as the owner of the technology, or otherwise be associated with, the Vendor; and

(e) pursuant to Section 5.2, the Purchaser, will, at the Vendor's option, assign all of its right, title and interest in each of the Improvements to the Vendor in consideration of the sum spent by the Purchaser in developing such Improvement.

10.3 No Percentage of Gross Revenue Fees paid to the Vendor will be refunded to the Purchaser for any reason.

11.      INDEMNITY  AND  INSURANCE

11.1 The Purchaser agrees to indemnify and hold harmless the Vendor, its shareholders, directors, officers, employees and agents from and against any and all claims arising out of the exercise of any rights under this Agreement including without limitation against any costs (including without limitation actual legal fees and disbursements), damages or loss, consequential or otherwise, arising from or out of the use of any of the Technology or Improvements or the manufacture, marketing, distribution, sale or use of any of the Services by the Purchaser or its licensees or its customers howsoever the same may arise, except only in the event that a third party shall claim ownership of the Technology or that its use by the Purchaser or its licensees violates any intellectual property rights of such third party.

11.2 Subject to Section 11.4, The Vendor agrees to indemnify half of the costs of the Purchaser from and against any and all patent infringement claims arising out of the use of the Technology in the manner directed by the Vendor or in the event that a third party disputes the Vendor's title to the Intellectual Property. As a condition to such indemnification, the Purchaser will provide the Vendor with written notice of the claim within ten (10) days of first learning of the claim; permit the Vendor to control the defense, settlement, adjustment or compromise of any such claim; and permit the Vendor either to procure the right to continue using the Technology or modify the Technology so that it becomes non-infringing.

11.3 The Vendor shall have no obligation under Section 11.2 to the extent any claim of infringement results from (i) use of the Technology in combination with any other products, if the infringement would not have occurred but for such combination; (ii) any alteration or modification of the Technology not provided by the Vendor, if the infringement would not have occurred but for such alteration or modification; (iii) use of the Technology in a way not intended by the Vendor or not provided for, if the infringement would not have occurred but for such use; or (iv) use of the Technology that has been modified or altered by the Purchaser, if the infringement would not have occurred but for such alteration or modification.

11.4  The  maximum  amounts  payable  to the Purchaser by the Vendor pursuant to
Section 11.2 are one third (1/3) of the Percentage of Gross Revenue Fees paid by Purchaser to the Vendor, less reasonable taxes. Subject to this Section, the Purchaser expressly understands and agrees that the Vendor shall not be liable to the Purchaser for any direct, indirect, incidental, special, consequential or exemplary damages, including but not limited to, damages for loss of profits, goodwill, use, data or other intangible losses (even if the Vendor has been advised of the possibility of such damages), resulting from the use or inability to use the Licensed Technology or any other matter relating to the Services or the Licensed Technology.

11.5 Within 10 days from a request by the Vendor, the Purchaser will give notice to the Vendor of the terms and amount of the public liability and product liability insurance which the Purchaser has placed in respect of its office facilities and services, which in no case shall be less comprehensive or lesser in amount than the insurance which a reasonable and prudent businessman carrying on a similar type of business would acquire. This insurance shall be placed with a reputable insurance carrier and shall include the Vendor, its shareholders, directors, officers, employees and agents as additional insureds with respect to the subject matter of this Agreement. Such policy shall include severability of interest and cross liability clauses and shall provide that the policy shall not be cancelled or materially altered except upon at least 30 days written notice to the Vendor. The Purchaser shall provide the Vendor with certificates of insurance evidencing such coverage seven days before commencement of provision of Services, and thereafter at least seven days before the expiry of such coverage from time to time during the term of this Agreement. The Purchaser's insurance shall be primary coverage and insurance of the Vendor shall be excess and non-contributory.

11.6 The Purchaser will not claim, or in any way support or aid a claim, against Vendor, Via Vis Technologies, Inc. and its subsidiary, or John Taschereau, arising out of or relating to ownership of the Technology and Intellectual Property Rights or other matters relating to this transaction for activities performed prior to the Effective Date, unless required to by law.

12.     GOVERNMENT  APPROVALS

12.1 The Purchaser shall be responsible for obtaining all necessary government approvals for the use of the Technology under of the terms of this Agreement. The Vendor shall cooperate with the Purchaser as reasonably requested, but at the cost of the Purchaser. If necessary approvals in any country are not available or are granted and withdrawn, then during such period that approval is not available the Purchaser shall not exercise its rights in such country and this Agreement shall remain binding and in force in all other countries, as the case may be.

13.     INDEPENDENCE

13.1 Nothing in this Agreement shall be deemed or construed to create between the parties a partnership or joint venture, nor shall anything in this Agreement be considered or be deemed to constitute the carrying on of business by the Vendor in any other country than Canada. The Purchaser shall not have the authority to act on behalf of the Vendor in any matter or cause whatsoever, except as may expressly be set out herein or otherwise agreed in writing between the parties. The Purchaser shall not use the Vendor's name in any way, except as specifically authorized by this Agreement, and except to refer to itself as the licensee of or purchaser of Technology from the Vendor.

13.2 No party shall be liable for any act, omission, representation, obligation or debt of another party, even if informed of such act, omission, representation, obligation or debt.

14.      CHOICE  OF  LAW  AND  ARBITRATION

14.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, and the parties attorn to the jurisdiction of the courts of the Province of British Columbia with respect to any matter arising under or related to this Agreement.

14.2 It is the intention of the parties to settle any dispute relating to this Agreement among themselves, but if at any time during the term of this Agreement, or after its termination, any dispute arises between the parties respecting any matter they cannot settle among themselves, and which does not require immediate equitable or legal relief, then either party may submit the dispute to arbitration by three arbitrators pursuant to the provisions of the Commercial Arbitration Act of British Columbia, as from time to time amended or substituted, and at and under the rules of the Commercial Arbitration Centre in Vancouver, British Columbia. The decision of the arbitrators shall be final and binding on the parties.

15.     SURVIVAL  OF  COVENANTS

15.1 The terms, provisions, covenants and conditions contained in this Agreement which by the terms hereof require their performance by the parties after the expiration or termination of this Agreement shall be and remain enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

16.     NON-WAIVER

16.1 No condoning, excusing or overlooking by any party of any default, breach or non-observance by another at any time or times in respect of any covenant, provision or condition of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

16.2 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

17.     NOTICES

17.1 Except as either party may hereafter notify the other with respect to itself, the addresses of the parties for purposes of this Agreement shall be:

     Vendor:

          668158  B.C.  Ltd.
          17482  60th  Avenue
          Surrey,  British  Columbia
          V3S  1T8
          Attention:  John  Taschereau

     Purchaser:

          Free  DA  Connection  Services  Inc.
          Suite  301  -  1640  Oak  Bay  Avenue
          Victoria,  British  Columbia
          V8R  1B2
          Attention:  Robin  Hutchison

17.2 All notices, reports, payments and communications pursuant hereto are to be delivered to the intended receiving party by hand or by mail, postage prepaid, to the address provided in Section 17.1 hereof or such other address as the parties may from time to time advise the other of. Such notices shall be deemed for all purposes to have been received when delivered or, if mailed, upon the third business day after the day upon which the notice is placed with the postal authorities for delivery

18.     TRANSFER,  LICENSING  OR  MERGER

18.1 Until the Purchaser has paid the maximum consideration as agreed to in this agreement those being the Percentage of Gross Revenue Fees (up to the amount of US $500,000) it shall, seek the approval of the Vendor, not to unreasonably be withheld, to:

(a) assign, license, transfer or part with this Agreement or any of its rights or obligations hereunder,

(b) amalgamate, merge, have a change of control, sell all or substantially all of its assets, or consolidate with or into any entity (provided, however that the restriction in this clause "b"shall not apply to a merger between or among a publicly traded company).

(c) undergo a change of ownership (herein defined as an entity that owned less than 10% of the voting shares of Purchaser becoming an owner of 10% or more of the voting shares of Purchaser other than as may occur in the merger with the publicly traded corporation or through the sale of Purchaser's securities to raise capital for the Purchaser should it merge with a public company or become public); or

(d)  relocate its head office outside of Canada or the United States of America.

18.2 During the Term of this Agreement, the Purchaser may grant a License of the Technology or Improvements on the following conditions and terms:

(a) such License references this Agreement and terminates in the event of termination of this Agreement;

(b) the licensee will not have access to the source code used with the Technology, and such source code will not be placed in escrow;

(c) the license does not substantially defer revenue accruing to the Purchaser; and

(d) a copy of the executed License is provided to the Vendor within five business (5) days of execution by the Purchaser.

18.3 If a purported License does not meet the conditions of Section 18.2, the Purchaser will not grant such a License of the Technology or Improvements without the Consent of the Vendor.

19.     GENERAL

19.1 This Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and supersedes all previous negotiations, representations and agreements between the parties, and no modification of this Agreement shall be binding upon a party unless executed in writing by that party.

19.2 Each party shall execute such further documents and take such further steps as may be necessary or desirable to give effect to this Agreement.

19.3     Time  shall  be  of  the  essence  of  this  Agreement.

19.4 Whenever the singular or masculine or neuter is used throughout this Agreement the same shall be construed as meaning the plural or feminine or body corporate when the context or the parties hereto so require.

19.5 Marginal headings as used in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not to be used in the interpretation hereof.

19.6 If any part, section, paragraph or sub-paragraph of this Agreement shall be held to be invalid, illegal or otherwise void or unenforceable, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

19.7 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

AS EVIDENCE OF THEIR AGREEMENT the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective the date first above written.

VENDOR

By:

Name:

 (Print)

Title:

Date:

PURCHASER

By:

Name:

 (Print)

Title:

Date:

SCHEDULE  A

Technology

The  Technology  includes  the  know  how  and  inventions  relating  to:

1. The provisioning of services within the Field that being: the provision of products and services to companies that service customers obtaining information through telephones or similar devices such as mobile telephones, PDAs, or computers using VOIP, and including the delivery of Directory Assistance services with or without charge to the consumer.

2.  Directory  Assistance  Business  Process,  namely

  i. a business process whereby directory assistance service is provided free of service charge to users, or may be charged to the users and;

  ii. whereby businesses may purchase, for a fee, the ability to sponsor inquiries, and;

  iii.  whereby  the  sponsor  of an inquiry may be identified to the user, and;

  iv. whereby businesses which sponsor inquiries may share in the opportunity to sponsor inquiries of competing businesses, and;

  v. whereby businesses which sponsor inquiries may sponsor inquiries for their own business, and;

  vi.  whereby  advertising  may  be  presented  to  the  caller,  and;

  vii.  whereby  said  advertising  may  be  based  on  any  or  all  of:

   (a)  information  based  on  the  inquiry;

   (b)  information  obtained  or  stored  about  the  user;  or

   (c)  location  information  related  to  the  user  or  the  inquiry;

3.  Directory  Assistance  Technology

 a. The use of the multiple passes of an utterance through one or more grammars (the "Latent Recognition Process") for the purposes of providing free directory assistance services where said service is provided free of specific service charge to the user and whereby revenues are obtained by charging a fee to parties represented within the service.

 b. The use of the Latent Recognition Process for the purposes of providing fee based directory assistance services where said service is provided on pay-per-use or subscription based charge to the user directly or through a license.

 c. The use of the Latent Recognition Process for the purposes of providing free or fee based directory assistance service where said service charges a fee to an advertiser for advertising presented within the service.


4.  Location  Processing  and  Business  Finder

(a) Process for geographic location interpretation from live speech input delivered in the service of directory assistance inquires within the Field.

(b) Process for associating information with geographic information obtained via a live speech input in the service of directory assistance inquiries within the Field.

(c) Process for the dissemination of geographically targeted information and advertising in response to geographic information obtained using a live voice input in the service of directory assistance inquires within the Field.

5.  The  product  and  intellectual  property  know  as  Personal  Portal.

6.  Exclusion

(a) the Technology does not include Push to Get system. However the Technology does include the similar product known as Push to Request.

SCHEDULE  B

ViaVis  Transaction

The parties agree the following will occur on or before, February 15th 2005, and that the failure of such will result in termination of this Agreement:

1. The Purchaser will sell to the Vendor all shares in Via Vis Technologies, Inc. for consideration of One Hundred ($100.00) Canadian dollars.

2. Via Vis Technologies, Inc., at the time of the transfer of the shares to the Vendor, will be in the condition it was acquired by the Purchaser and having incurred no further debts or obligations from the time acquired by the Purchaser, except for sale of the Purchased Hardware Assets, Purchased Software Assets and Residual Intellectual Property as set forth in Schedule "C", Schedule "D", and Schedule "F" to the Purchaser and the assumption of the Assumed Debts as set forth in Schedule "E" by the Purchaser.

3. The Purchaser agrees to pay to Via Vis Technologies Inc., for a term of 30 months commencing June 1st 2006, the sum of US $10,000.00 per month. In consideration for the Purchaser doing so the Hardware Assets as set forth in Schedule "C" will provided for development purposes to the Purchaser by Vendor.

SCHEDULE  C

Purchased  Hardware  Assets

Group   Qty  Item                       Serial #  Description
Hardware  1  SUN  Netra  T1(1)          230M2263  Voice  Server  1
Hardware  1  SUN  Netra  T1(1)          230M235E  Voice  Server  2
Hardware  1  SUN  Netra  T1(1)          230M2261  Voice  Server  3
Hardware  1  SUN  Netra  T1(1)          230M2362  Voice  Server  4
Hardware  1  SpeechGenie  Developer(2)  VGTQ1588  Voice  Server
Hardware  1  Cisco  Catalyst  C3550(3)  MAC:000A41D45D00
Hardware  1  Cisco  Catalyst  C3550(3)  MAC:000A8A5D7B00
Hardware  1  HP  LaserJet  2500n        CNDDB02989

Notes
1.  SUN  Netra  T1  with  NMS  HearSay,  $208,000.00,  Balance  Owing  $0.00
2.  VoiceGenie  SpeehGenie  Developer,  $28,752.13,  Balance  Owing  $0.00
3.  Cisco  Catalyst  C3550  Switches,  $7938.41,  Balance  Owing  $0.00

SCHEDULE  D

Purchased  Software  Assets

Group   Qty  Item                         Serial  #  Description
Software  1  Info  Canada  Data(1)        n/a        Listing  Data
Software  1  Info  Canada  Data(1)        n/a        Listing  Data
Software  1  Microsoft  MSDN(2)           n/a        Developer  Tools
Software  1  JBuilder  Pro  4.0(3)        n/a        Developer  Tools
Software  1  ViaVis  ADA  Free  DA        n/a        Exec.  &  Source  Code
Software  1  ViaVis  ADA  Pay  DA         n/a        Exec.  &  Source  Code
Software  1  ViaVis  ADA  Nortel  Server  n/a        Exec.  &  Source  Code
Software  1  ViaVis  ADA  Operator        n/a        Exec.  &  Source  Code
Software  1  ViaVis  ADA  OA&M  Tools     n/a        Exec.  &  Source  Code

Notes
1.  Info  Canada  Data,  $7,938.41,  Balance  Owing  $0.00
2.  Microsoft  MSDN,  $3,579.45,  Balance  Owing  $0.00
3.  JBuilder  Pro,  $722.00,  Balance  Owing  $0.00

SCHEDULE  E

Assumed  Debts

The Purchaser will assume from Via Vis Technologies, Inc. and/or Via Vis Mobile Solutions, Inc. the following debts and accepts full responsibility for said debts and their proper discharge:

1.  Peer  1  Networks;  $519.34

 a. The amount of Five Hundred and Nineteen Thousand dollars and Thirty Four cents in Canadian currency ($519.34 CAD), payable to Peer 1 Networks for broadband internet network services.

2.  Mr.  Thomas  Gerke,  $26,500.00

 a. The amount of Twenty Six Thousand Five Hundred dollars in Canadian Currency ($26,500 CAD), payable to Mr. Thomas Gerke, Delta, BC, Canada.

SCHEDULE  F


Worldwide industrial and intellectual property rights for trademarks, trademark applications, trade names, trade dress, service marks, service mark applications, copyrights, copyright applications, franchises, trade secrets, internet domain names, know-how, customer lists, proprietary processes and formulae, manuals, memoranda and records relating to the Company's directory assistance business as contemplated in the Free DA Connection Services Inc., Business Plan and as offered by Via Vis Technologies Inc or its subsidiaries regarding the software provided for evaluation to TELUS Communications Inc. during "TELUS Multimedia Trial" and "TELUS Operator Services Evaluation" on "as exists" and "as is" basis.

Agreed  Inventions  to  be  added  to  Divisional  Applications:

Know  as:
1)     "use  of  Grammars"
2)     Grammar  Construction
3)     Grouping  of  Segments
4)     Database  for  Frequent  Requests
5)     Location  based  lookups
6)     Collection  of  information  from  a  user/caller
7)     Multiple  Pass  latent  processing
8)     Dynamic  Grammar  Construction
9)     Gain  Control  and  other  utterance  filtering  processes
10)     Similar  Sounding  (alike  words  or  names)
11)     Neighborhood  grouping

 These inventions are to be covered in the Intellectual Property Rights and the Vendor may use these Inventions outside of the Field. The Purchaser shall have exclusive right and ownership to these invention within the Field.